Exhibit 99.01

July 15, 2015

OGE Energy Corp. Names David Hauser to Board of Directors

OGE Energy Corp. today announced that David L. Hauser has been appointed to the company's board of directors and as member of its audit committee, effective today, July 15. Mr. Hauser’s term will expire at the company's annual shareholders’ meeting scheduled for May 2016, at which time he will stand for re-election by the company's shareholders.

"David will be a valuable addition to the OGE board,” said OGE Energy Chairman Pete Delaney. "David has considerable financial expertise and a thorough understanding of regulated utilities having worked in both the energy and communications sectors. His experience as a financial leader, chief executive officer and as a director of a public company will bring a valuable perspective to the OGE board and contribute to the company’s ongoing success.”

Mr. Hauser, 63, enjoyed a 35-year career with Duke Energy Corporation that culminated in his holding the leadership position of group executive and chief financial officer from 2003-2009. Following his career at Duke, Mr. Hauser was the chairman and CEO of FairPoint Communications, Inc., a provider of communication services located in Charlotte, N.C. Mr. Hauser also currently serves as a board member and Audit Chairman of EnPro Industries, Inc. which designs, develops, manufactures, and markets engineered industrial products.

Mr. Hauser graduated from Furman University with a Bachelor of Arts degree and earned a Master of Business Administration from the University of North Carolina at Charlotte.

In other board news, the company announced the retirement of Robert Kelley, who has served as a director since 1996. Mr. Kelley’s retirement is effective July 15.

"We wish to thank Bob for his many years of service and his meaningful contributions to the board, the audit committee and the company. His valuable insights and dedication have been greatly appreciated," said Delaney.